EXHIBIT 10.3

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is made and entered into as of February 22, 2019 (the “Effective Date”), by and between: ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (“Borrower”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”); and has reference to the following facts and circumstances: (the “Recitals”):

A.    Borrower and Lender are parties to the Loan Agreement dated as of February 24, 2016 (as amended, the “Agreement”; all capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Agreement as amended by this Amendment).

B.    The Agreement was previously amended as described in the First Amendment to Loan Agreement dated as of February 23, 2017 and the Second Amendment to Loan Agreement dated as of February 23, 2018; Borrower desires to further extend the Revolving Credit Period, to increase the Revolving Credit Commitment, to provide the Term Loan to Borrower and to amend the Agreement in the manner set forth below and Lender agrees to said requests on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

1.    Recitals. The Recitals are true and correct, and, together with the defined terms set forth herein, are incorporated by this reference.

2.    Amendment to Agreement. As of the Effective Date, the Agreement is amended as follows:

(a)    The definitions of “Applicable Fee Percentage”, “Applicable Margin”, “Fixed Charge Coverage Ratio”, “Loan Documents”, “Obligations”, “Revolving Credit Commitment” and “Revolving Credit Period” in Section 1.01 (Definitions) of the Agreement are deleted and replaced with the following:

Applicable Fee Percentage means an annual rate of 0.30%.

Applicable Margin means an annual rate of 1.25%.

Fixed Charge Coverage Ratio means, for any period of determination, the ratio of the following: (a) the sum of (i) Net Income, minus (ii) noncash income, plus (iii) noncash expenses, plus (iv) interest expense, minus (vi) cash Distributions; to (b) the sum of (i) interest expense plus (ii) 1/5th of the Revolving Credit Commitment ($5,000,000), plus (iii) 1/7th of the original principal balance of the Term Loan Note ($5,714,285.71); in each case calculated with respect to Borrower only and in accordance with GAAP.

Loan Documents mean this Agreement, the Note, the Term Loan Note and all other agreements, documents, instruments and certificates connected with or otherwise relating to this Agreement, the Revolving Credit Loans and the Term Loan made hereunder, all as the same may from time to time be amended, modified, extended or renewed.

Obligations mean any and all indebtedness, liabilities and obligations of Borrower to Lender under the Note, the Term Loan Note, this Agreement, any of the other Loan Documents, any letters of credit and related agreements, any interest rate derivative agreements, or any other agreement, instrument or document heretofore, now or hereafter executed and delivered by Borrower to Lender, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or Attorneys’ Fees incurred or to be incurred in connection therewith.

Revolving Credit Commitment means, subject to any reduction thereof pursuant to Section 2.01(c), $25,000,000.

Revolving Credit Period means the period commencing on the date of this Agreement and ending February 23, 2020; provided, however, that the Revolving Credit Period shall end on the date the Revolving Credit Commitment is terminated pursuant to Section 7 or otherwise.

(b)    The following definitions of “Loan(s)”, “Prime Rate” “Term Loan”, “Term Loan Conditions”, “Term Loan Effective Date”, “Term Loan Note”, “Term Loan Note Maturity Date”, “Third Amendment Effective Date”, “Trinity”, “Trinity Acquisition” and “Trinity Acquisition Agreement” are added to Section 1.01 (Definitions) of the Agreement:

Loan means either a Revolving Credit Loan or the Term Loan and Loans mean, collectively, all Revolving Credit Loans and the Term Loan.

Prime Rate means an annual rate equal to the prime rate of interest announced from time to time by Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

Term Loan is defined in Section 2.01A.

Term Loan Conditions means the following conditions that must occur before the Term Loan is funded: (a) no Default or Event of Default has occurred and is continuing; (b) all conditions precedent to the effectiveness of the Trinity Acquisition have occurred; and (c) all conditions in the definition of Permitted Acquisition have been satisfied with respect to the Trinity Acquisition.

Term Loan Effective Date means the Business Day on which all Term Loan Conditions have been met except that the Term Loan Effective Date cannot be on or after May 31, 2019.

Term Loan Note is defined in Section 2.02(b).

Term Loan Note Maturity Date is the day that is 5 years after the Tem Loan Effective Date, or sooner if the Term Loan is accelerated pursuant to Section 7.

Third Amendment Effective Date means February 23, 2019.

Trinity Acquisition means the proposed Acquisition by Borrower of the Capital Stock of Trinity Capital Corporation, a New Mexico corporation (“Trinity”), as described in the Agreement and Plan of Merger dated as of November 1, 2018, executed by Borrower, Subsidiary Bank, Trinity and Los Alamos National Bank (as amended, the “Trinity Acquisition Agreement”).

(c)    The following is added to the Agreement as Section 2.01A:

2.01A    Term Loan. Subject to the terms and conditions set forth in this Agreement, including the Term Loan Conditions, Lender agrees, on the Term Loan Effective Date, to make a term loan to Borrower on the Third Amendment Effective Date in the original principal amount of up to $40,000,000 (the “Term Loan”). The Term Loan shall mature on the Term Loan Note Maturity Date (on which date all unpaid principal and all accrued and unpaid interest shall become due and payable). The principal amount of the Term Loan Note shall be due and payable in 20 installments as follows: equal consecutive quarterly installments (to be calculated based on a seven-year full amortization schedule), due and payable on each March 31, June 30, September 30 and December 31, commencing on the first such date after the Term Loan Effective Date, with the final installment in the amount of the then outstanding principal balance of the Term Loan, together with all then accrued and unpaid interest thereon, due and payable on the Term Loan Note Maturity Date.

(d)    Section 2.02 (Revolving Credit Note) of the Agreement is deleted and replaced with the following:

.	Notes.

(a)    The Revolving Credit Loans shall be evidenced by the Revolving Credit Note of Borrower dated as of February 24, 2016, in the original amount of $20,000,000 and subsequently increased as of the Third Amendment Effective Date to $25,000,000, and payable to the order of Lender in the principal amount equal to the maximum amount of the Revolving Credit Commitment, which Revolving Credit Note shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (as the same may from time to time be amended, modified, extended, renewed or restated, the “Note”).

(b)    The Term Loan shall be evidenced by the Term Loan Note of Borrower dated as of the Term Loan Effective Date, and payable to the order of Lender in the original principal amount of up to $40,000,000, which Term Loan Note shall be in substantially the form of Exhibit A-2 attached below (as the same may from time to time be amended, modified, extended, renewed or restated, the “Term Loan Note”).

(c)    Lender shall record in its books and records the date(s) and amount(s) of the Loans and each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made to Borrower hereunder shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth absent manifest error.

(e)    Section 2.03 (Interest Rates and Payments) of the Agreement is deleted and replaced with the following:

2.03    Interest Rates and Payments.

(a)    Interest on the principal balance of each Loan shall accrue at an annual rate equal to the Applicable Margin plus the greater of (i) 0% and (ii) the one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto, which may be designated by Lender as provided below, which shall be that one-month LIBOR rate in effect two (2) New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date.

(b)    After maturity of the Loans, whether by reason of acceleration or otherwise, interest shall continue to accrue on each Loan and be payable on demand on the entire outstanding principal balance thereof at an annual rate equal to 2% over and above the otherwise applicable interest rate. Interest on each Loan shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and on the last day of the Revolving Credit Loans and on the Term Loan Maturity Date, whether by reason of acceleration or otherwise. All payments shall be applied first to the payment of all accrued and unpaid interest, with the balance, if any, to be applied to the payment of principal. Lender’s internal records of applicable interest rates (including without limitation Lender’s designation of any successor interest rate index if the rate index described above shall become temporarily unavailable or shall cease to exist) shall be determinative in the absence of manifest error.

(c)    Borrower shall have the right to prepay each Loan in whole or in part at any time, provided that: (i) all billed/due and unpaid interest shall accompany such prepayment; (ii) there is no Default or Event of Default at the time of prepayment; and (iii) all prepayments shall be credited and applied to the installments of principal in the inverse order of their stated maturity.

(d)    Lender’s internal records of applicable interest rates (including without limitation Lender’s designation of any successor interest rate index if the rate index described above shall become temporarily unavailable) shall be determinative in the absence of manifest error. Notwithstanding the foregoing, in the event Lender determines (which determination shall be conclusive absent manifest error) that (i) the interest rate applicable to each Loan is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining such advances and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of such interest settlement rate or a Regulatory Agency having jurisdiction over Lender has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then Lender shall determine an alternate rate of interest to the one-month LIBOR rate that gives due consideration to the then prevailing market convention for determining a rate of interest for comparable Lender-originated commercial loans in the United States at such time, and, if necessary, Lender and Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Such alternate rate shall be adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. Until an alternate rate of interest shall be determined in accordance with this Section 2.03(d), interest on each Loan shall accrue at the Prime Rate plus the Applicable Margin. If the alternate rate of interest determined pursuant to this Section 2.03(d) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(f)    The references to “Revolving Credit Loans” in Section 2.04 (General Provisions as to Payments) of the Agreement are deleted and replaced with “Loans.”

(g)    The last sentence of Section 5.09 (Risk-Based Capital Adequacy Guidelines) of the Agreement is deleted and replaced with the following.

In addition, Borrower will cause Subsidiary Bank to maintain at all times a “well-capitalized” (or its equivalent) rating under the FDIC Capital Guidelines; provided, that regardless of the requirements set forth in the Holding Company Guidelines or the FDIC Guidelines, (a) Borrower shall at all times have a risk-based capital of at least 11.25% (as calculated under 12 CFR Part 225, Appendix A) and (b) Subsidiary Bank shall at all times have total risk based capital (as calculated under 12 C.F.R. §325.103(b)(1)(i)), of at least 10.50%.

(h)    The following is added to the end of Section 5.15 (Utilization of Loan Proceeds) of the Agreement:

The proceeds of the Term Loan shall be used by Borrower solely to fund the Aggregate Cash Consideration (defined in the Trinity Acquisition Agreement).

(i)    The last sentence of Section 7 (Events of Default) of the Agreement is deleted and replaced with the following:

THEN, and in each such event (other than an event described in Sections 7.06, 7.07, or 7.08), Lender may declare the entire outstanding principal balance of and all accrued and unpaid interest on the Note and the Term Loan Note issued under this Agreement and all other amounts payable by Borrower hereunder to be immediately due and payable, whereupon all of such outstanding principal balance and accrued and unpaid interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Loan Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 7.06, 7.07, or 7.08, the entire outstanding principal balance of and all accrued and unpaid interest on the Note and the Term Loan Note issued under this Agreement and all other amounts payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Loan Documents or under applicable law.

(j)    The following is added to the Agreement as Section 8.22 (Divisions):

8.22    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holder of its Capital Stock at such time.

(k)    All references to the address of Lender in the Agreement shall be deleted and replaced with the following:

470 N. Kirkwood Road (SL-MO-8411)
St. Louis, Missouri 63122
Attention: Phillip S. Hoerchler, Vice President
phillip.hoerchler@usbank.com

(l)    Schedule 4.08 (Subsidiaries) to the Agreement is deleted and replaced with Schedule 4.08 attached below.

(m)    Section 3 (Fixed Charge Coverage Ratio) of Schedule 1 (Financial Covenant Information) of Exhibit B (Form of Certificate) to the Agreement is deleted and replaced with the following:

3.    Fixed Charge Coverage Ratio (measured on a rolling-four quarter basis) (Section 5.11)

(a)    Net Income                        $______

(b)    Noncash income                    $_______

(c)    Noncash expenses                    $______

(d)    Interest expense                    $_______

(e)    Distributions (cash)                     $______

(f)    Numerator
[3.(a) minus 3(b) plus 3(c) plus 3(d) minus 3(e)]                $______

(g)    1/5th of Revolving Credit Commitment            $5,000,000.00

(h)    1/7th of original principal balance of Term Loan Note    [$5,714,285.71]

(i)    Interest expense                    $______

(j)    Denominator
[3.(g) plus 3.(h) plus 3.(i)]]                        $______

(k)    Fixed Charge Coverage Ratio                        ______ to 1.00
[3.(f) divided by 3.(j)]

[requirement- at least 1.35 to 1.00]

(m)    Exhibit A-2 (Form of Term Loan Note) attached below is added to the Agreement as Exhibit A-2.

3.    Amendment to Note. The reference to “$20,000,000.00” at the top of page 1 of the Note is deleted and replaced with “$25,000,000.” The first paragraph of the Note is deleted and replaced with the following:

FOR VALUE RECEIVED, on the last day of the Revolving Credit Period, the undersigned, ENTERPRISE FINANCIAL SERVICES CORP. a Delaware corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), the principal sum of Twenty-Five Million Dollars ($25,000,000) or such lesser sum as may then constitute the aggregate unpaid principal amount of all Revolving Credit Loans made by Lender to Borrower pursuant to the Loan Agreement (defined below). The aggregate principal amount of Revolving Credit Loans which Lender shall be committed to have outstanding under this Revolving Credit Note (this “Note”) at any one time shall not exceed $25,000,000, which amount may be borrowed, paid, re-borrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Loan Agreement.

4.    Costs and Expenses. Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including, without limitation, Attorneys’ Fees and expenses) incurred by Lender in the preparation, negotiation and execution of this Amendment and any and all other agreements, documents, instruments and/or certificates relating to the amendment of Borrower’s existing credit facilities with Lender. Borrower further agree to pay or reimburse Lender for (a) any stamp or other taxes (excluding income or gross receipts taxes) which may be payable with respect to the execution, delivery, filing and/or recording of any of the Loan Documents, and (b) the cost of any filings and searches, including, without limitation, Uniform Commercial Code filings and searches.

5.    References to Agreement. All references in the Agreement to “this Agreement”, “the Note” and any other references of similar import shall henceforth mean the Agreement or the Note as amended by this Amendment. Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Agreement and the Note shall be and remain in full force and effect and the same are hereby ratified and confirmed.

6.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign, transfer or delegate any of its rights or obligations under the Agreement as amended by this Amendment.

7.    Representations and Warranties. Borrower represents and warrants to Lender that as of the Effective Date:

(a)    the execution, delivery and performance by Borrower of this Amendment are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action and require no action by or in respect of, consent of or filing, recording or registration with, any governmental or regulatory instrumentality, authority, body, agency or official or any other Person;

(b)    the execution, delivery and performance by Borrower of this Amendment do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, the terms of the Certificate of Incorporation or By‑laws of Borrower, any applicable law, rule, regulation, order, writ, judgment or decree of any governmental authority or any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound or to which Borrower or any of its Property is subject;

(c)    this Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d)    all of the representations and warranties made by Borrower in the Agreement and/or in any other Loan Document are true and correct in all material respects on and as of the date of this Amendment as if made on and as of the date of this Amendment; and

(e)    as of the Effective Date and after giving effect to this Amendment, no Default or Event of Default under or within the meaning of the Agreement has occurred and is continuing.

8.    Inconsistency. In the event of any inconsistency or conflict between this Amendment and the Agreement, the terms, provisions and conditions contained in this Amendment shall govern and control.

9.    Governing Law. This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles) but giving effect to Federal laws applicable to national banks.

10.    Notice Required by Section 432.047 R.S. Mo. ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

11.    Counterparts. This Amendment may be signed in any number of counterparts (including facsimile counterparts), each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.    Conditions Precedent. Notwithstanding any provision contained in this Amendment to the contrary, this Amendment shall not be effective unless and until Agent shall have received:

(a)    this Amendment, the Term Loan Note and the Permitted Acquisition Certificate, each duly executed by Borrower;

(b)    a Certificate of Secretary (with resolutions attached), certified by the Secretary of Borrower;

(c)    a copy of the fully executed Trinity Acquisition Agreement and other evidence acceptable to Lender that the Trinity Acquisition has been consummated except for the payment of the purchase price and the issuance by the Missouri Secretary of State of the applicable Certificate of Merger;

(d)    recent certificates of corporate good standing for Borrower, issued by the Secretaries of State of Delaware and Missouri; and

(e)    such other documents and information as reasonably requested by Lender.

Borrower and Lender executed this Amendment as of the Effective Date.

[SIGNATURES ON FOLLOWING PAGES]

SIGNATURE PAGE- BORROWER
THIRD AMENDMENT TO LOAN AGREEMENT

Borrower:
ENTERPRISE FINANCIAL SERVICES CORP
By: /s/ Matt Eusterbrock
Name: Matt Eusterbrock
Title: Vice President - Finance

SIGNATURE PAGE- LENDER
THIRD AMENDMENT TO LOAN AGREEMENT

Lender:
U.S. BANK NATIONAL ASSOCIATION
By: /s/ Phillip S. Hoerchler
Name: Phillip S. Hoerchler
Title: Vice President

Schedule 4.08

Subsidiaries

(attached)

EXHIBIT A-2

Form of Term Loan Note

TERM LOAN NOTE

[$40,000,000]
St. Louis, Missouri
______, 2019

FOR VALUE RECEIVED, the undersigned, ENTERPRISE FINANCIAL SERVICES CORP. a Delaware corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), the principal sum of [Forty Million Dollars ($40,000,000)] or such lesser sum as may then constitute the aggregate unpaid principal amount of the Term Loan made by Lender to Borrower pursuant to the Loan Agreement (defined below). The principal amount of this Term Loan Note (this “Note”) shall be due and payable in equal consecutive quarterly installments (to be calculated based on a seven-year full amortization schedule), due and payable on each March 31, June 30, September 30 and December 31, commencing on the first such date after the Term Loan Effective Date, with the final installment in the amount of the then outstanding principal balance of the Term Loan, together with all then accrued and unpaid interest thereon, due and payable on the Term Loan Note Maturity Date.

Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note at the rate(s) and on the dates set forth in the Loan Agreement.

All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note in such order and manner as Lender shall elect. The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis.

All payments of principal and interest under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender situated at 470 N. Kirkwood Road (SL-MO-8411), St. Louis, Missouri 63122, or at such other place as Lender may from time to time designate in writing.

Lender shall record in its books and records the date and amount of each payment of principal and/or interest made by Borrower with respect to the Term Loan; provided, however, that the obligation of Borrower to repay the Term Loan made by Lender to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be conclusive evidence of the items set forth therein in the absence of manifest error.

This Note is the “Term Loan Note” referred to in the Loan Agreement dated as of February 24, 2016, by and between Borrower and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.

If Borrower shall fail to make any payment of any principal of or interest on this Note as and when the same shall become due and payable subject to any applicable grace period, or if any Event of Default shall occur under or within the meaning of the Loan Agreement, then the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

In the event that any payment of any principal of or interest on this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation shall be commenced in aid thereof). All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.

This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

Borrower:
ENTERPRISE FINANCIAL SERVICES CORP
By: /s/ Matt Eusterbrock
Name: Matt Eusterbrock
Title: Vice President - Finance